Exhibit 99.1



FOR IMMEDIATE RELEASE                                       Contact: Jack Larsen
                                                            (952) 830-3381

                     JOSTENS ANNOUNCES SHAREHOLDERS APPROVAL

     MINNEAPOLIS, July 8, 2003 - Jostens, Inc. (JOSEA) reported that its shareholders voted to approve, at a special meeting held today, the agreement and plan of merger by and among Jostens, Ring Holding Corp. and Ring Acquisition Corp. Pursuant to the agreement, Ring Acquisition Corp., a newly formed company controlled by DLJ Merchant Banking Partners III, L.P. and managed by CSFB Private Equity, will be merged with and into Jostens, with Jostens as the surviving corporation.

     Jostens is a provider of products, programs and services that help people celebrate important moments, recognize achievements and build affiliation. The Company's products include yearbooks, class rings, graduation products, school photography, and awards for athletes and fans.